SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 18, 2009

EXACT SCIENCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-32179	02-0478229
(Commission File Number)	(IRS Employer Identification No.)

100 Campus Drive, Marlborough, Massachusetts	01752
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (508) 683-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           On March 18, 2009, Jeffrey R. Luber agreed to resign as President and Chief Executive Officer of EXACT Sciences Corporation (the “Company”), effective April 2, 2009.  Also on March 18, 2009, Mr. Luber agreed to resign from the Company’s Board of Directors, effective April 2, 2009.

In addition, on March 18, 2009, Charles R. Carelli, Jr. agreed to resign as Chief Financial Officer of the Company, effective April 2, 2009.

Messrs. Luber and Carelli have agreed to remain employed by the Company after April 2, 2009 in non-executive roles to assist with the management transition as described below.  Following the effective date of their resignations, Messrs. Luber and Carelli will be entitled to certain severance benefits in accordance with their previously disclosed retention agreements.

(c),(d)  On March 18, 2009, the Company’s Board of Directors appointed Kevin T. Conroy as President and Chief Executive Officer of the Company, effective April 2, 2009.  Also on March 18, 2009, based on the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors elected Mr. Conroy to the Board.  Mr. Conroy has not been elected to any committees of the Board.

Mr. Conroy, age 43, was President and Chief Executive Officer and a director of Third Wave Technologies, Inc. (“Third Wave”) from December 2005 to July 2008.  He held several other positions at Third Wave, including Vice President of Legal Affairs from July 2004 until December 2005, and General Counsel from October 2004 until December 2005.  Prior to joining Third Wave, Mr. Conroy worked for GE Healthcare, where he oversaw the development and management of its information technologies group intellectual property portfolio, and developed and executed litigation, licensing, and product acquisition legal strategies. Before joining GE Healthcare, Mr. Conroy was Chief Operating Officer of two early stage venture-backed technology companies in Northern California.  Prior to those positions he was an intellectual property litigator at two Chicago law firms, McDermott Will & Emery, and Pattishall, McAuliffe, Newbury, Hilliard and Geraldson, where he was a partner.  He earned his B.A. in electrical engineering at Michigan State University and his J.D. from the University of Michigan.

In connection with his appointment, Mr. Conroy entered into an employment agreement with the Company on March 18, 2009 (the “Conroy Agreement”).  Under the terms of the Conroy Agreement, Mr. Conroy will serve as President and Chief Executive Officer of the Company, receive a base salary of $340,000 and is eligible to earn up to 50% of his base salary in annual bonuses, with the exact amount of any such bonus to be determined by the Compensation Committee.  Pursuant to the Conroy Agreement, Mr. Conroy will be granted options to purchase 2.5 million shares of the common stock of the Company, par value $0.01 per share (the “Common Stock”), at a price equal to the closing price of the Common Stock on the NASDAQ Capital Market on March 18, 2009.  Twenty-five percent (25%) of the shares underlying the stock options will become exercisable on the one-year anniversary of the date of grant, with the remainder vesting quarterly over the subsequent three years.

Mr. Conroy’s employment with the Company continues until terminated in accordance with the Conroy Agreement.  Mr. Conroy may terminate his employment with the Company without “good reason” (as defined in the Conroy Agreement) upon 30 business days’ written notice to the Company and with good reason at any time within ninety (90) days after the occurrence of an event constituting good reason.  The Company may terminate Mr. Conroy’s employment, with or without “cause” (as defined in the Conroy Agreement), upon written notice to Mr. Conroy.  In the event of termination by the Company without cause or by Mr. Conroy for good reason, then Mr. Conroy will receive (i) salary continuation for a period of eighteen (18) months at his then-current base salary, (ii) any accrued but unpaid base salary as of the termination date, (iii) any accrued but unpaid bonus (including any performance-based bonus), (iv) twelve months’ accelerated vesting of any unvested equity awards, and (v) the right to exercise any vested equity awards until the earlier of two (2) years from the date of termination or the date such equity award expires.

In the event of termination by the Company without cause or by Mr. Conroy for good reason, within twelve (12) months before, or if Mr. Conroy remains employed with the Company on the effective date of, a “Change of Control” (as defined in the Conroy Agreement), Mr. Conroy will receive a lump-sum payment equal to twenty-four (24) months (which period will be reduced under certain circumstances) of his then-current base salary.  Upon a Change of Control and subject to Mr. Conroy’s agreement to remain employed by the Company (or any successor), if requested, for a period of at least six (6) months following such Change of Control at his then current base salary, all of Mr. Conroy’s outstanding stock options would become fully vested and exercisable.  The foregoing change of control payments shall be subject to increase to cover any excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.  The Conroy Agreement also provides that Mr. Conroy will participate in a long-term incentive plan to be developed by the Company pursuant to which he will be eligible for a cash payment upon certain changes of control of the Company.

The Conroy Agreement prohibits Mr. Conroy from engaging in certain activities involving competition with the Company for an 18-month period following termination of his employment with the Company.

On March 18, 2009, the Company’s Board of Directors appointed Maneesh Arora as Senior Vice President and Chief Financial Officer of the Company, effective April 2, 2009.  Mr. Arora, age 40, was Senior Vice President and Chief Financial Officer of Third Wave from January 2006 until July 2008.  He held several other positions at Third Wave, including Director of Strategy from 2003 until 2004, and Vice President and successively Senior Vice President from 2004 until January 2006.  Prior to joining Third Wave, Mr. Arora was Director of Corporate Strategy for Nalco Chemical Company. Mr. Arora began his career at Kraft Foods as a financial analyst and held several positions of increasing responsibility during his nine years there.  He earned a bachelor’s degree in economics from the University of Chicago and an M.B.A from the Kellogg Graduate School of Management.

In connection with his appointment, Mr. Arora entered into an employment agreement with the Company on March 18, 2009 (the “Arora Agreement”).  Under the terms of the Arora Agreement, Mr. Arora will serve as Senior Vice President and Chief Financial Officer of the Company, receive a base salary of $240,000 and is eligible to earn up to 40% of his base salary in annual bonuses, with the exact amount of any such bonus to be determined by the Compensation Committee.  Pursuant to the Arora

Agreement, Mr. Arora will be granted options to purchase 1.25 million shares of Common Stock, at a price equal to the closing price of the Common Stock on the NASDAQ Capital Market on March 18, 2009.  Twenty-five percent (25%) of the shares underlying the stock options will become exercisable on the one-year anniversary of the date of grant, with the remainder vesting quarterly over the subsequent three years.

Mr. Arora’s employment with the Company continues until terminated in accordance with the Arora Agreement.  Mr. Arora may terminate his employment with the Company without “good reason” (as defined in the Arora Agreement) upon 30 business days’ written notice to the Company and with good reason at any time within ninety (90) days after the occurrence of an event constituting good reason.  The Company may terminate Mr. Arora’s employment, with or without “cause” (as defined in the Arora Agreement), upon written notice to Mr. Arora.  In the event of termination by the Company without cause or by Mr. Arora for good reason, then Mr. Arora will receive (i) salary continuation for a period of fifteen (15) months at his then-current base salary, (ii) any accrued but unpaid base salary as of the termination date, (iii) any accrued but unpaid bonus (including any performance-based bonus), (iv) twelve months’ accelerated vesting of any unvested equity awards, and (v) the right to exercise any vested equity awards until the earlier of two (2) years from the date of termination or the date such equity award expires.

In the event of termination by the Company without cause or by Mr. Arora for good reason, within twelve (12) months before, or if Mr. Arora remains employed with the Company on the effective date of, a “Change of Control” (as defined in the Arora Agreement), Mr. Arora will receive a lump-sum payment equal to eighteen (18) months (which period will be reduced under certain circumstances) of his then-current base salary.  Upon a Change of Control and subject to Mr. Arora’s agreement to remain employed by the Company (or any successor), if requested, for a period of at least six (6) months following such Change of Control at his then current base salary, all of Mr. Arora’s outstanding stock options would become fully vested and exercisable.  The Arora Agreement also provides that Mr. Arora will participate in a long-term incentive plan to be developed by the Company pursuant to which he will be eligible for a cash payment upon certain changes of control of the Company.

The Arora Agreement prohibits Mr. Arora from engaging in certain activities involving competition with the Company for an 18-month period following termination of his employment with the Company.

The foregoing descriptions of the Conroy Agreement and the Arora Agreement are summaries of the terms of such documents and do not purport to be complete and are qualified in their entirety by reference to the full text of the Conroy Agreement and the Arora Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 7.01               Regulation FD Disclosure.

On March 18, 2009, the Company issued a press release, a copy of which is being furnished as Exhibit 99.1 to this Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits:

10.1                           Employment Agreement by and between Kevin T. Conroy and the Company, dated as of March 18, 2009

10.2                           Employment Agreement by and between Maneesh Arora and the Company, dated as of March 18, 2009

99.1                           Press Release issued by the Company on March 18, 2009, furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXACT Sciences Corporation

March 18, 2009	By:	/s/ Charles R. Carelli, Jr.
Charles R. Carelli, Jr.
Senior Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Agreement by and between Kevin T. Conroy and the Company, dated as of March 18, 2009

10.2	Employment Agreement by and between Maneesh Arora and the Company, dated as of March 18, 2009

99.1	Press Release issued by the Company on March 18, 2009, furnished herewith